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                                                               Exhibit 5(a)(iii)
                                                               -----------------

                   ADDENDUM TO INVESTMENT ADVISORY AGREEMENT
                   -----------------------------------------



                       PIMCO Funds:  Multi-Manager Series
                            840 Newport Center Drive
                            Newport Beach, CA 92660

                                  June 4, 1998

PIMCO Advisors L.P.
800 Newport Center Drive, Suite 100
Newport Beach, CA 92660

     RE:  Value 25 Fund, Tax-Efficient Equity Fund,
          and Hard Assets Fund
          --------------------------------------------------

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and PIMCO Advisors L.P. (the "Adviser") as follows:

     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to six separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. PIMCO Value 25 Fund, PIMCO Tax-Efficient Equity Fund, and PIMCO Hard Assets Fund (together, the "Funds"), are separate investment portfolios of the Trust.

     2. The Trust and the Adviser have entered into an Amended and Restated Investment Advisory Agreement dated November 15, 1994, as further amended and restated as of January 14, 1997 (the "Agreement"), pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Agreement, and the Adviser has accepted such employment.

     3. As provided in paragraph 1 of the Agreement, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to the Funds, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.
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     4.   As provided in paragraph 9 of the Agreement and subject to further conditions set forth therein, the Trust shall with respect to each Fund pay the Adviser a monthly fee at the following annual rate based upon the average daily net assets of the Fund:

          Fund                                     Fee Rate
          ----                                     --------

          Value 25 Fund                            0.50%

          Tax-Efficient Equity Fund                0.45%

          Hard Assets Fund                         0.60%.

     5. This Addendum and the Agreement shall take effect with respect to each Fund on July 5, 1998, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to each Fund for a period of two years following such date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to a Fund provided that such
continuance is specifically approved at least annually    (a) by vote of a
majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting shares of the Fund, and provided continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or "interested persons" (as defined in the 1940 Act) of the Trust, or the Adviser, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended without a majority vote of the outstanding voting shares (as defined in the 1940 Act) of the pertinent Fund or Funds.

     However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a particular Fund shall be effective to continue the Addendum and the Agreement with respect to such Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Agreement will terminate automatically with respect to the services provided by the Adviser in the event of its assignment, as that term in defined in the 1940 Act, by the Adviser.

     This Addendum and the Agreement may be terminated:

          (a) by the Trust at any time with respect to the services provided by the Adviser, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund, by vote of a majority of the outstanding voting shares of such Fund, on 60 days' written notice to the Adviser;



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          (b) by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Trust.

     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                              Very truly yours,

                              PIMCO Funds: Multi-Manager Series



                               By:
                                     -------------------------------------
                               Title:

ACCEPTED:

PIMCO Advisors L.P.



By:
      -------------------------
Title:


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